Exhibit (d)(4)

Geeknet, Inc.

SUITE 100, 11216 WAPLES MILL RD.,

FAIRFAX, VA 22030

December 18, 2014

CONFIDENTIAL

Mr. Daniel Kaufman

GameStop Corp.

625 Westport Parkway

Grapevine, TX 76051

Dear Daniel:

You have requested information from Geeknet, Inc. (the “Company”), in connection with your consideration of a possible negotiated transaction (a “Transaction”) between the Company and GameStop Corporation or its affiliated companies (collectively, “you”). You agree, as set forth below, to maintain the confidentiality of any information with respect to the Company, its business, assets, liabilities, or prospects (whether prepared by the Company, its Representatives (as defined herein), whether in oral, written, electronic or other form, and whether prepared before, on or after the date hereof) that the Company or its Representatives furnish to you or your Representatives (such information being collectively referred to herein as the “Evaluation Material”) and to take or abstain from taking certain other actions set forth herein. The term “Evaluation Material” shall be deemed to include, without limitation, notes, analyses, reports, compilations, summaries, data, studies, interpretations, forecasts, records, memoranda or other documents or information (regardless of the form thereof) prepared by you or your Representatives which contain, reflect or are based on, in whole or in part, any Evaluation Material. The term “Evaluation Material” shall not be deemed to include information that (i) is already in your or your Representatives’ possession prior to the date hereof and was not provided to you or your Representatives by the Company or its Representatives; provided that such information is not known by you or your Representatives to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, (ii) becomes generally available to the public other than as a result of a disclosure directly or indirectly by you or your Representatives, (iii) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source is not known to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party or (iv) is independently developed by you without use of or reference to any Evaluation Material.

You hereby agree that the Evaluation Material will be used by you and your Representatives solely for the purpose of evaluating a Transaction between the Company and you, will not be used for any other purpose, and will be kept confidential by you and your Representatives and will not be disclosed by you or any of your Representatives to any other person, and will not be used in any way directly or indirectly detrimental to the Company; provided, however, that (subject to compliance with the restrictions set forth in the definition of “Representatives”) any of such information may be disclosed to your Representatives who (i) need to know such information for the sole purpose of evaluating any such possible Transaction between the Company and you and (ii) are informed by you of the confidential nature of such information.

You hereby agree (i) that you will cause your Representatives to act in accordance with this letter agreement, (ii) that you will be responsible for any breach of this letter agreement by your Representatives and (iii) to take all reasonable measures, at your sole expense (including, but not limited to, court proceedings), to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. In furtherance and not in limitation of the foregoing, you shall, and shall cause your Representatives to, use all reasonable and prudent efforts (including, but not limited to, court proceedings) to protect and safeguard the Evaluation Material from misuse, loss, theft, publication or the like to at least the same extent that you protect and safeguard your own similar proprietary information.

In addition, without the prior written consent of the Company, you will not, and will cause your Representatives not to, (i) disclose to any person (other than your Representatives) either the fact that investigations, discussions or negotiations are taking (or have taken) place concerning a possible Transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status or timing thereof, nor will you disclose to any person the existence of this letter agreement or your interest in a Transaction or that you have requested or received any Evaluation Material (the information referred to in this paragraph shall be considered “Evaluation Material” for all purposes hereunder), or (ii) discuss with or offer to any third party, including any officer or director of the Company, any position (debt, equity, co-investor, joint venture or otherwise) or potential position in any possible Transaction or any other form of direct or indirect participation in any possible Transaction or any joint acquisition by you and such third party, or enter into any agreement relating to the foregoing.

You agree that neither you nor any of your Representatives will provide or disclose any Evaluation Material to any potential debt or equity financing source without the prior written consent of the Company. In the event the Company provides such consent with respect to any potential debt financing source, such potential debt financing source shall be considered a Representative for all purposes of this letter agreement. In the event the Company provides such consent with respect to any potential equity financing source, you agree that neither you nor any of your Representatives shall provide any Evaluation Material to such potential equity financing source unless and until such potential equity financing source shall have executed and delivered to the Company a letter agreement with the Company that is substantially identical to this letter agreement, whereupon such potential equity financing source shall be considered a Representative for all purposes of this letter agreement.

You recognize and acknowledge the competitive value of the Evaluation Material and the damage that could result to the Company if the Evaluation Material were used or disclosed except as authorized by this letter.

In the event that you or your Representatives are requested or required to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or government body, you agree to (i) promptly notify the Company in writing of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order or other appropriate remedy and/or waive your compliance with the provisions of this letter agreement (and, if the Company seeks such an order, to provide such cooperation as the Company shall reasonably request) and (ii) if such protective order or other remedy is not obtained or the Company waives compliance with the provisions of this letter agreement, and if disclosure of such information by you or any of your Representatives is required on the advice of your counsel, you or your Representatives may disclose only that portion of the Evaluation Material that is legally required to be disclosed on the advice of such counsel and exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the Company so designates and to preserve the confidentiality of the remainder of the Evaluation Material.

During the course of your evaluation, all inquiries and other communications are to be made directly to Guggenheim Securities, LLC, or such other persons as they may specifically designate in advance in connection with the potential Transaction contemplated hereunder. Accordingly, without the prior written consent of the Company, you agree not to directly or indirectly contact or communicate with any other officer, director, employee, agent, affiliate, supplier, distributor, broker or customer of the Company or any of its subsidiaries regarding a potential Transaction with the Company (including equity participation in or employment opportunities after such a Transaction) or the business, operations, assets, prospects or finances of the Company or any of its subsidiaries, or concerning the Evaluation Material, or to seek any information in connection therewith. It is understood that only Guggenheim Securities, LLC may arrange for appropriate contacts for due diligence purposes for you.

In consideration of the Evaluation Material being furnished to you, you also hereby agree that, until the one-year anniversary of the date hereof, neither you nor any of your affiliates will directly or indirectly solicit for employment (including any discussion of any possible terms of employment following a potential Transaction), or employ, as an employee, independent contractor, or otherwise, any of the officers or employees who you met or otherwise became aware of during the course of your evaluation of the Transaction and who are now or were during the three months prior to such proposed solicitation engaged or employed by the Company or its subsidiaries; provided that you and your affiliates may (i) make general solicitations through public advertisements in the ordinary course of business and consistent with past practice and employ persons in connection with such general solicitations and (ii) solicit for employment or employ any employee of the Company who has been terminated by the Company (x) other than for cause and (y) prior to the commencement of any solicitation by you of such employee or any employment discussions between you and such employee.

You understand that neither the Company nor any of its Representatives (including, without limitation, Guggenheim Securities, LLC) have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material and that nothing contained in any discussions between the Company or any of its Representatives and you or any of your Representatives shall be deemed to constitute a representation or warranty. You agree that neither the Company nor its Representatives shall have any liability to you or any of your Representatives relating to or resulting from the use or content of the Evaluation Material or any omissions therefrom or from any action taken or any inaction occurring in reliance on the Evaluation Material, except as may be included in any definitive agreement which provides for any Transaction between the Company and you. All Evaluation Material shall remain the property of the Company. No rights to use, license or otherwise exploit any Evaluation Material are granted to you or to any of your Representatives, by implication or otherwise, except for the right to consider such Evaluation Material for the limited purposes explicitly provided by this letter agreement.

At the written request of the Company in its sole discretion and for any reason, or on your own initiative if you decide not to proceed with a possible Transaction, you will promptly (and in no event later than five business days after the request therefor) either (at your option) deliver to the Company or destroy (including, to the extent practicable, expunging all such Evaluation Material from any computer, word processor or other device containing such information) all Evaluation Material (whether prepared by the Company or its Representatives), including all documents, memoranda, notes and other writings whatsoever prepared by you or your Representatives based on the information in the Evaluation Material, and direct your Representatives to do the same and you shall provide the Company with written confirmation of such return or destruction. The return or destruction of the Evaluation Material notwithstanding, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This letter agreement represents the entire understanding of the parties with respect to the matters referred to in this letter agreement and supersedes all prior understandings, written or oral, between the parties with respect to such matters.

Each party agrees that unless and until a definitive written agreement between the Company and you with respect to a Transaction, if any, has been executed by the Company and you, neither the Company nor you will be under any legal obligation of any kind whatsoever, under any theory of contract, detrimental reliance, fraud or otherwise, with respect to any Transaction by virtue of this letter agreement or any written or oral expression with respect to such Transaction by any of the Company’s Representatives or your Representatives, except for the matters specifically agreed to in this letter agreement. The Company and you each expressly agrees that no negotiations, presentation or exchange of drafts, preliminary agreements with respect to any particular provisions in draft contracts, press releases, disclosures or other statements, oral or written, by mutual consent or otherwise, by either or both parties, execution of any letter of intent, or agreement in principle, or similar document, no action by any Representative of the Company or any of your Representatives, and no resolution or authorization by the Board of Directors or any committee of the Company will evidence an intent to be bound unless and until a mutually agreed upon definitive written agreement is finally completed and duly executed. The Company’s and your respective disavowals and agreements in this paragraph will not be waived by any course of dealing prior to the due execution of a mutually agreed upon definitive written agreement. You further acknowledge and agree that (i) the Company shall have no obligation to authorize or to pursue, discuss or negotiate with you or any other party any transaction referred to in the first paragraph of this letter agreement or to provide any information hereunder, (ii) you understand that the Company has not, as of the date hereof, authorized any such transaction, (iii) the Company reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate discussions and negotiations with you at any time and (iv) you shall not have any claims whatsoever against the Company, its Representatives or any of their respective directors, officers, stockholders, owners, partners, employees, affiliates or agents arising out of or relating to any transaction involving the Company (other than those as against the parties to a final definitive agreement with you in accordance with the terms thereof) nor, unless a final definitive agreement is entered into with you, against any third party with whom a transaction is entered into. The agreements set forth in this letter agreement may be modified or waived only by a separate writing between the Company and you expressly so modifying or waiving such agreements.

The parties hereto acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event that this letter agreement is breached. Therefore, you agree that the Company may obtain specific performance of this letter agreement and injunctive or other equitable relief as a remedy for any such breach, and you further waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for your breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The provisions of this letter agreement shall be binding upon any person or entity currently or at any future time controlling, controlled by or under common control with you, and you shall be liable to the Company for any action or omission prohibited hereunder by any such person or entity. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction enters a final, non-appealable judgment, then the losing party shall be liable for and pay to the prevailing party the reasonable legal fees and expenses incurred by the prevailing party in connection with such litigation, including any appeal therefrom.

As used in this letter agreement, (i) the term “person” will be interpreted broadly to include, without limitation, the media (electronic, print or otherwise), the Internet, any governmental representative or authority or any corporation, company, group, partnership, limited liability company, other entity or individual, (ii) the term “Representatives,” used with respect to a person, shall include its affiliates and directors, managers, officers, employees, representatives, agents, attorneys, accountants, consultants, financial advisors and other advisors; provided, however, that with respect to debt financing sources or equity financing sources (including consortium partners or co-bidders) or financial advisors or consultants, such persons shall not constitute Representatives unless and until the Company has given its prior written consent for such persons to act as your debt financing or equity financing sources, consortium partners, co-bidders, financial advisors or consultants, as the case may be, and for such persons to receive Evaluation Material in connection therewith, (iii) the term “affiliate” when used with respect to a person, shall have the meaning given to it in Rule 12b-2 under the Exchange Act and (iv) the term “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

Any assignment of this letter agreement by you without the prior written consent of the Company shall be void. This letter agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each party to this letter agreement.

This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic or pictorial appearance of the document, will have the same effect as physical delivery of the paper document bearing the original signature.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. You irrevocably submit to (i) the exclusive jurisdiction of New York state courts and any federal court sitting in the City and State of New York for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the transactions contemplated hereby, that is brought by or against you, and (ii) the exclusive venue of such suit, action or proceeding in the City and State of New York.

This letter agreement, and your obligations hereunder, shall expire on the one-year anniversary of the date hereof.

[Signature page follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

GEEKNET, INC.

By:	/s/ Kathryn K. McCarthy

Confirmed and Agreed to:

GAMESTOP CORP.

By:	/s/ Daniel J. Kaufman
Name: Daniel J. Kaufman
Title: SVP and General Counsel